Exhibit 99.1

Contact: Investors: Risa Fisher rfisher@webmd.net 212-624-3817	Media: Kate Hahn khahn@webmd.net 212-624-3760

WebMD Announces Third Quarter Financial Results

WebMD Updates Financial Guidance for 2011

New York, NY (November 2, 2011)—WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for its third quarter ended September 30, 2011.

For the quarter ended September 30, 2011:

•	Revenue was $135.1 million, compared to $135.3 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $43.5 million, compared to $44.6 million in the prior year period, a decrease of 2%.

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Net income was $14.2 million or $0.24 per diluted share compared to $13.6 million or $0.22 per diluted share in the prior year period. Net income would have been $11.9 million or $0.20 per diluted share in the current period as compared to $16.0 million or $0.26 per diluted share in the prior year period, without the effect, in the current period, of an after-tax loss on investments of $(0.7) million and after-tax income from discontinued operations of $3.0 million and, in the prior year period, of an after-tax loss on convertible notes of $(1.4) million and an after-tax loss from discontinued operations of $(1.0) million.

As indicated in early October, third quarter revenue was at the low end of the financial guidance range provided by WebMD in August and Adjusted EBITDA for the quarter exceeded that prior guidance.

“We are working closely with each of our major customers to put forward a portfolio of digital solutions as they finalize their 2012 marketing budgets,” said Wayne Gattinella, President and CEO, WebMD. “While I am not satisfied with our recent results, I firmly believe that our company has the market leadership and the demonstrated experience to leverage our assets in a large and still underdeveloped marketplace for the long-term.”

Revenue Highlights

Public portal advertising and sponsorship revenue increased 2% to $115.0 million, compared to $113.1 million in the prior year period. Traffic to the WebMD Health Network continued to grow, reaching an average of 107.3 million unique users per month and total traffic of 2.24 billion page views during the third quarter, increases of 29% and 26%, respectively, from a year ago. Traffic growth was primarily driven by increased traffic to WebMD owned and operated sites, which averaged 87.8 million unique users per month, and page views of 2.06 billion, increases of 31% and 27%, respectively, from a year ago. Beginning January 1, 2012, the WebMD Health Network will not include any non-owned affiliate sites.

Private portal services revenue decreased 10% to $20.1 million, compared to $22.2 million in the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the third quarter was 121.

Balance Sheet Highlights

During the quarter, WebMD repurchased approximately 2.05 million shares of its common stock for a total of $67 million.

As of September 30, 2011, WebMD had $1.1 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.

After the end of the third quarter, WebMD repurchased approximately 775,000 shares of its common stock for a total of $22.5 million. On October 13, 2011, WebMD increased its authorized buyback program by $75 million. Currently, WebMD has approximately $90 million available under its buyback program.

Financial Guidance

WebMD updated its financial guidance for the fourth quarter and full year 2011, as follows:

For the fourth quarter of 2011, WebMD expects:

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Revenue to be approximately $147 million to $157 million, compared to $168.5 million in the prior year period. Advertising revenue is expected to represent 86% of revenue and private portal revenue is expected to represent 14% of revenue.

•	Adjusted EBITDA to be approximately $53 million to $61 million, compared to $69.1 million in the prior year period.
•	Income from continuing operations to be approximately $15 million to $20 million, compared to $33.8 million in the prior year period.

For the year ended December 31, 2011, WebMD expects:

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Revenue to be approximately $555 million to $565 million, compared to $534.5 million in the prior year. Advertising revenue is expected to represent 86% of revenue and private portal revenue is expected to represent 14% of revenue.

•	Adjusted EBITDA to be approximately $180 million to $187 million, compared to $173.6 million in the prior year.
•	Income from continuing operations to be approximately $60 million to $65 million, compared to $52.3 million in the prior year.

The changes to the Company’s financial guidance for the remainder of 2011 are the result of several factors. Principally:

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The revenue contribution of third quarter sales to fourth quarter revenue is expected to be less than anticipated and significantly less than historical experience. The delivery of the services sold in the third quarter is weighted more toward 2012 than previously anticipated.

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The revenue contribution of fourth quarter sales to fourth quarter revenue is expected to be less than anticipated and historical experience. WebMD has historically benefited from greater media buying in the fourth quarter when biopharmaceutical and consumer products customers commit unspent promotional dollars as their budget year closes.

The Company believes that the lower than expected fourth quarter revenue resulting from sales activity in both the third and fourth quarters is primarily a result of a more cautious business outlook by many of its large customers for the second half of 2011.

“I see substantial growth opportunities for WebMD,” said Martin J. Wygod, Chairman, WebMD. “With the pharmaceutical industry spend on digital marketing stuck at 5%, we understand our mission and will intensify our effort to roll out new products as well as demonstrate to our customers the unique WebMD capabilities that we believe will provide superior return on their marketing investment. We will take the steps necessary to ensure the Company’s long term growth and to maximize shareholder value.”

WebMD is providing a schedule (attached to this press release) to reflect updated financial guidance.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts to discuss its third quarter results and revised financial guidance at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD® , Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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